EXHIBIT 23.1

We consent to the incorporation by reference in Registration Statements No. 333-13281, 333-76176 and 333-87193 of Cox Radio, Inc. on Form S-8 and Registration Statement No. 333-35398 of Cox Radio, Inc., Cox Radio Trust I and Cox Radio Trust II on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, effective January 1, 2002, of Statement of Financial Accounting Standards No. 142, and effective January 1, 2001, of Statement of Financial Accounting Standards No. 133, as amended), appearing in this Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2003.

/s/DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 27, 2004